EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Hydro-Québec

We consent to the incorporation by reference in Hydro-Québec’s Registration Statement No. 333-178704 of our report to the Minister of Finance of Québec dated February 20, 2015 on the consolidated financial statements of Hydro-Québec, which comprise the consolidated balance sheets as at December 31, 2014 and 2013, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2014, and the notes, comprising a summary of significant accounting policies and other explanatory information, which report appears in the Annual Report on Form 18-K of Hydro-Québec for the year ended December 31, 2014.

/s/ KPMG LLP[1]	/s/ Ernst & Young LLP[2]	/s/ Guylaine Leclerc, FCPA auditor, FCA
Auditor General of Québec

Montréal, Québec

April 1, 2015

1.	CPA auditor, CA, public accountancy permit No. A120220

2.	CPA auditor, CA, public accountancy permit No. A109499